EXHIBIT 4.1.1
                           KENNY INFORMATION SYSTEMS
                      A DIVISION OF J. J. KENNY CO., INC.
                                  65 BROADWAY
                         NEW YORK, NEW YORK 10006-2511
                            TELEPHONE (212) 770-4008
                                FAX 212/425-6862


                                                                FEBRUARY 9, 1996

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
DEFINED ASSET FUNDS
P.O. BOX 9051
PRINCETON, NEW JERSEY 08543-9051

THE BANK OF NEW YORK
UNIT INVESTMENT TRUST DEPARTMENT
P.O. BOX 974--WALL STREET STATION
NEW YORK, NY 10268-0974

Re: MUNICIPAL INVESTMENT TRUST FUND, INSURED SERIES--230, DEFINED ASSET FUNDS


Gentlemen:


     We have examined the Registration Statement File No. 33-64577, for the above-captioned trust. We hereby acknowledge that Kenny Information Systems, a Division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny Information Systems, a Division of J. J. Kenny Co., Inc., as evaluator.


     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the fund portfolio are the ratings currently indicated in our KENNYBASE database as of the date of the Evaluation Report.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          JOHN R. FITZGERALD
                                          Vice President